EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Towerstream Corporation on Form SB-2 Amendment No. 2 (File No. 333-142032) of our report dated February 10, 2007, except for Notes 15 (l) and (m), as to which the date is March 12, 2007, with respect to our audits of the financial statements of Towerstream Corporation as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report is included in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading ‘‘Experts’’ in such Prospectus.

New York, New York
May 16, 2007